Confidential
                                                                    ------------

                            PRINTCAFE SOFTWARE, INC.
                                Forty 24th Street
                         Pittsburgh, Pennsylvania 15222


February 13, 2003

Electronics for Imaging, Inc.
303 Velocity Way
Foster City, California 94404

Ladies and Gentlemen:

     In order to induce you to provide us with the standby credit facility (the "Credit Facility") referred to in the letter agreement, dated the date of this letter agreement, we agree that, unless (a) you have withdrawn your proposal dated January 28, 2003 or reduced the consideration offered therein (other than based on an increase in our debt level above $20.7 million) or (b) we have terminated the Credit Facility without your funding your obligations thereunder (or by paying in full all obligations to you thereunder), for so long as you are obligated to (or have funded) the Credit Facility (the "Applicable Period"):

1. We will not, nor will we permit any of our subsidiaries to, nor will we authorize or permit any of our directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by us or any of our subsidiaries to directly or indirectly through another person, (i) solicit, initiate, resume or encourage (including by way of furnishing or disclosing non-public information), any Takeover Proposal, (ii) participate in any discussions or negotiations regarding any Takeover Proposal, or (iii) enter into any Acquisition Agreement; provided, that if our board of directors (or the special committee thereof) determines in its good faith judgment, after consultation with outside legal counsel, that the failure to furnish such information or participate in such negotiations or discussions would likely result in a breach of its fiduciary duties to our stockholders under applicable law, we and our representatives may, in response to a Takeover Proposal with a price greater than that offered by you that otherwise is reasonably likely to lead to a Superior Proposal which was not solicited by us in violation of this letter agreement, and subject to providing you with prior written notice of its decision to take such action and compliance with the terms of this letter agreement, (x) furnish information with respect to us and our subsidiaries to any person making a Takeover Proposal at a price greater than that offered by you that otherwise is reasonably likely to lead to a Superior Proposal pursuant to a customary confidentiality agreement that permits the disclosures to you required by this letter agreement and (y) participate in discussions or negotiations regarding such Takeover Proposal. For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any Person or "group" (as such term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), relating to any direct or indirect acquisition or purchase of 15% or more of our and our subsidiaries assets, taken as a whole, or 15% or more of any class or series of our or any of our subsidiaries' equity securities, any tender offer or exchange


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offer that if consummated would result in any person or "group" (as such term is defined in Section 13(d) of the Exchange Act) beneficially owning 10% or more of any class or series of our or any of our subsidiaries' equity securities, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction or the sale or other transfer of all or substantially all of our or any of our subsidiaries' assets, other than the transactions with you or your subsidiaries.

2. Neither our board of directors nor any committee thereof will (i) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or (ii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing (each, an "Acquisition Agreement") related to any Takeover Proposal. Notwithstanding the foregoing, during the Applicable Period, in response to a Superior Proposal which did not arise out of a breach of this letter agreement, our board of directors (or the special committee thereof) may cause us to enter into and recommend any Acquisition Agreement with respect to any Superior Proposal, but only at a time that is after the fifth business day following your receipt of written notice from us advising you that our board of directors (or the special committee thereof) is prepared to accept a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of our capital stock then outstanding or all or substantially all of our assets and otherwise on terms which our board of directors (or the special committee thereof) determines in its good faith judgment (after consultation with its financial advisor of nationally recognized reputation), after considering all terms and conditions of such proposal, including the likelihood and timing of its consummation, that such proposal would result in a transaction delivering to our stockholders superior value, from a financial point of view, to the $2.60 per share proposal that you have made to our board of directors (or the special committee thereof) and for which financing, to the extent required, is then committed or which, in the good faith judgment of our board of directors (or the special committee thereof), is reasonably capable of being obtained by such third party.

3. We will promptly (and no later than 24 hours after receipt) advise you orally and in writing of any request for information or of any inquiry with respect to a Takeover Proposal, the material terms and conditions of such request, inquiry or Takeover Proposal and the identity of the person making such request, inquiry or Takeover Proposal. We will promptly keep you informed of the status and details (including amendments or changes or proposed amendments or changes) of any such request, inquiry or Takeover Proposal.


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4.   Nothing contained in this letter agreement shall prohibit us from taking and disclosing to our stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to our stockholders if, in the good faith judgment of our board of directors (after consultation with outside legal counsel), failure so to disclose would be reasonably likely to constitute a breach of its obligations under applicable law.

5. If during the Applicable Period we enter into an Acquisition Agreement (other than an Acquisition Agreement with you or your affiliates) or our board of directors (or a committee thereof) recommends a Takeover Proposal, concurrently with entering into such Acquisition Agreement or within two business days of such recommendation, we will pay you, by wire transfer of immediately available funds, a fee equal to 0.0175 multiplied by the product of
(A) the highest per share price offered by you in a bona fide proposal to acquire us (which as of the date of this letter agreement is $2.60) and (B) our fully diluted capitalization, without giving effect to the issuance of any option you hold to acquire shares of our common stock (or shares you have acquired thereunder) (which as of the execution of this letter agreement is 12,129,621 shares).

This letter agreement is governed by and shall be construed under the laws of the State of Delaware without giving effect to any conflict of law rule which would cause the application of the laws of any other jurisdiction. We consent to the exclusive jurisdiction and venue of the state or federal courts located in the State of Delaware and for the County of New Castle if any dispute arises out of this letter agreement. This letter agreement sets forth our entire understanding with respect to the subject matter hereof and no prior draft hereof shall be used in the construction or interpretation hereof. We intend that (a) you will rely on this letter agreement, but no other person shall have any rights hereunder and (b) that if you and we enter into a definitive merger agreement (which neither of us is obligated to do), that the no solicitation provision thereof shall supercede this letter agreement and extinguish your right to rely on this letter agreement.

Very truly yours,

PRINTCAFE SOFTWARE, INC.


By:     __________________________
Name:   Marc D. Olin
Title:  Chairman and Chief Executive Officer

ELECTRONICS FOR IMAGING, INC.


By:     __________________________
Name:   Joseph Cutts
Title:  Chief Financial Officer